Exhibit 5.4

CONSENT OF EXPERT

The undersigned hereby consents to the use of my name and references to, excerpts from, and summaries of the Technical Report entitled “NI 43-101 Technical Report Update on the Gaocheng Ag-Zn-Pb Project in Guangdong Province, People’s Republic of China” prepared for the Company, dated effective June 30, 2019 in the Company’s Form F-10 Registration Statement being filed with the United States Securities and Exchange Commission, and any amendments thereto, and the documents incorporated by reference therein.

/s/ Patrick Stephenson
Patrick Stephenson, P.Geo.
And on behalf of AMC Mining Consultants (Canada) Ltd
November 30, 2020